Exhibit 4.24

FINANCIAL SUPPORT LETTER

To: VinFast Auto Ltd.

Address: 61 Robinson Road, #06-01, 61 Robinson, Singapore (068893).

Attention: Mrs. Le Thi Thu Thuy – Chairwoman and Director

Copy: Ernst & Young Vietnam Ltd.

Address: 8th floor, CornerStone Building, 16 Phan Chu Trinh, Hoan Kiem District, Hanoi, Vietnam

Attention: Mr. Anthony Le Duong – Deputy General Director

Dear Mrs. Le Thi Thu Thuy,

By virtue of the financial support letter (“Support Letter”), in connection with the review/audit of the consolidated financial statements (“Consolidated Financial Statements“) of VinFast Auto Ltd. ("Company") for the year ended 31 December 2024, respectively in conformity with accounting principles generally accepted in the United States of America (“USGAAP”) and/or the provisions of the Singapore Companies Act 1967 and Singapore Financial Reporting Standards (“SFRS”), Vingroup Joint Stock Company (“Group”), the parent company of the Company, hereby confirms that the Group will provide financial support for the Company and its subsidiaries within the Group’s financial capabilities, and also will not recall any existing amounts owing to the Group and other subsidiaries of the Group (including trade payables, borrowings and interest payables, financial liabilities in respect of dividend preferred shares and other payables) if the balances are overdue (“Financial Support”). This commitment is to ensure that the Company and its subsidiaries have the ability to operate as a going concern as defined in Accounting Standards Codification 250-40 and/or SFRS and to meet their liabilities as and when they fall due during the next 12 months period from the issuance date of respective Company’s Consolidated Financial Statements. Following the foregoing commitment, upon each specific request to support of the Company and its subsidiaries, the Group will or require its subsidiaries to carry out necessary procedures to facilitate such Financial Support. The value of each specific transaction to be entered into between, on the one side, the Company or any of its subsidiaries, and on the other side, the Group or any of its subsidiaries pursuant to this Support Letter shall not exceed the value threshold of transactions that are subject to the approval authority of its Board of Directors.

The Support Letter is intended to benefit the Company and its subsidiaries only and shall be legally valid from the execution date until the expiry of 12 months period from the issuance date of the Company’s Consolidated Financial Statements. This Support Letter and the acknowledgement by the Company constitute an agreement between the Group and the Company. This Support Letter may not be amended or revoked without the prior written consent of the Company. This Support Letter shall be governed by the laws of Vietnam.

/s/ Nguyen Viet Quang

Date: 15 April 2025
Name: Nguyen Viet Quang
Title: Chief Executive Officer
On behalf of Vingroup Joint Stock Company

Acknowledged and agreed to the Support Letter by VinFast Auto Ltd.

/s/ Le Thi Thu Thuy

Date: 15 April 2025
Name: Le Thi Thu Thuy
Title: Chairwoman and Director